STOCKHOLDER MEETING RESULTS

A Special Meeting of Stockholders of Montgomery Street Income Securities, Inc. (the "Fund") was held on Friday, December 11, 1998, at the offices of Scudder Kemper Investments, Inc., 101 California Street, Suite 4100, San Francisco, California. The following matter was voted upon by Stockholders (the resulting votes for this matter are presented below).


1. To approve the new Investment Management Agreement between the Fund and Scudder Kemper Investments, Inc.

                                Number of Votes:
                                ----------------

       For              Against           Abstain      Broker Non-Votes*
       ---              -------           -------      -----------------

    6,981,662           96,829            116,473              0









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*  Broker  non-votes  are proxies  received by the Fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.

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